SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)    April 16, 1998

                       MIDDLE  BAY  OIL  COMPANY, INC.
            (Exact name of registrant as specified in its charter)

           Alabama                 0-21702               63-1081013
 (State or other jurisdiction    (Commission           (IRS Employer
     of incorporation)           File Number)        Identification No.)

            1221 Lamar Street, Suite 1020, Houston, Texas 77010
                 (Address of principal executive offices)

Registrant's telephone number, including area code     (713) 759-6808


                                     N/A
          (Former name or former address, if changed since last report)


ITEM 2.     ACQUISITION AND DISPOSITION OF ASSETS

     On April 16, 1998, Middle Bay Oil Company, Inc. (the "Registrant"" or "Middle Bay") entered into and closed an Asset Purchase Agreement (the "Agreement") with Service Drilling Co., L.L.C. ("Service Drilling") and certain of its affiliates, whereby Middle Bay acquired substantially all of the assets of Service Drilling and its affiliate in exchange for Middle
Bay common stock and cash.

     Service Drilling and its affiliate are privately-owned domestic oil and gas development and production companies with assets located in Oklahoma and the Texas Panhandle. Pursuant to the Agreement, Middle Bay issued 666,000 shares of its common stock and paid an aggregate cash consideration of $6,500,000, subject to adjustment, in exchange for the assets. Asset values were determined by estimating the discounted reserve value of the acquired properties and through negotiation. The cash portion of the consideration is being financed through Middle Bay's credit facility with Compass Bank.

     The asset acquisition is expected to add an estimated 284,000 barrels of oil and natural gas liquids and 12,041 MMcf of natural gas to Middle
Bay's reserves. After the transaction, Middle Bay has total proved reserves of approximately 4,083,000 barrels of oil and ngls, and 49,186
Mmcf of natural gas. The transaction has a discounted value of $10.5 million according to Middle Bay's evaluation.

ITEM 7.FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

     (A) and (B)

     It is impractical to furnish with this Report the financial statements and the pro forma financial information relative to the acquisition described in Item 2. Such information will be furnished by amendment under cover of Form 8 within 60 days from the date of this Report.

     (C)     Exhibits

     2.1 - Asset Purchase Agreement dated April 16, 1998 among Middle Bay, Service Drilling and its affiliate (to be filed by Amendment).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated:  May 4, 1998


                                 MIDDLE BAY OIL COMPANY, INC.



                                 By:     /s/  Frank C. Turner, II
                                    --------------------------------
                                               Signature

                                             Vice President
                                    --------------------------------
                                                 Title

                                           Frank C. Turner, II
                                    --------------------------------
                                                  Name